Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS; PROVIDES 2025 OUTLOOK

●	4Q24 EPS of $3.80
●	Full Year 2024 EPS of $13.93
●	Full Year 2024 Net Income and EBITDA of $476.4 million and $738.9 million, respectively
●	1Q25 Consolidated Operating income expected to be meaningfully higher year-over-year
●	2025 Consolidated Operating Income dependent on timing of Red Sea normalization and other factors

HONOLULU, Hawaii (February 25, 2025) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $128.0 million, or $3.80 per diluted share, for the quarter ended December 31, 2024. Net income for the quarter ended December 31, 2023 was $62.4 million, or $1.78 per diluted share. Consolidated revenue for the fourth quarter 2024 was $890.3 million compared with $788.9 million for the fourth quarter 2023.

“Matson had a very strong fourth quarter that exceeded our expectations, capping off a strong year. For the quarter, our China service was the primary driver of the year-over-year increase in Ocean Transportation and consolidated operating income. We saw seasonally stronger freight demand with significantly higher year-over-year freight rates for our industry-leading CLX and MAX services. In Logistics, operating income increased year-over-year primarily due to a higher contribution from supply chain management. For the full year 2024, our consolidated operating income increased year-over-year primarily driven by significantly higher freight rates in our China service. The higher freight rates, which started in the middle of the second quarter and remained through year end, were supported by a resilient U.S. economy and a stable consumer demand environment coupled with tighter supply chain conditions.”

Mr. Cox added, “Looking ahead, we expect elevated freight rates in our China service to continue into the first quarter 2025. Beyond the first quarter, our China service rates will largely be driven by the timing of trade flow normalization in the Red Sea, other geopolitical factors, supply chain activity and the trajectory of the U.S. economy. With respect to the Red Sea, assuming trade conditions normalize by the middle of the year, we expect freight rates in our China service to moderate in the second half of the year. However, if the Red Sea remains disrupted through year end, we expect our freight rates in China to remain elevated throughout the year. For our domestic tradelanes in 2025, we expect volume in Guam to be modestly higher than the levels achieved in 2024 and volume in Hawaii and Alaska to approximate the levels achieved in 2024. For Logistics in 2025, we expect modestly lower operating income due to challenging business conditions for transportation brokerage and a lower contribution from supply chain management.”

“As a result, for the first quarter 2025, we expect Matson’s consolidated operating income to be meaningfully higher than the level achieved in the same period last year. We expect full year 2025 consolidated operating income to be largely driven by the timing of trade flow normalization in the Red Sea, other geopolitical factors, supply chain activity and the trajectory of the U.S. economy. Assuming trade conditions in the Red Sea normalize by the middle of the year and there are no significant changes from today in the other factors referenced above, we expect full year 2025 consolidated operating income to be moderately lower than the level achieved last year. However, if trade conditions in the Red Sea remain disrupted through year end and there are no significant changes from today in the other factors noted above, we expect our full year 2025 consolidated operating income to approach the level achieved in 2024.”

Fourth Quarter 2024 Discussion and Outlook for 2025

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2024 was 1.7 percent lower year-over-year. The decrease was primarily due to lower general demand. Hawaii’s economy is expected to continue to grow slowly supported by modest gains in tourism, a low unemployment rate, and increased construction activity, but partially restrained by continued challenges in population growth and lower discretionary income as a result of high inflation and interest rates. The Company expects volume in 2025 to be comparable to the level achieved in 2024, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company achieved significantly higher freight rates in the fourth quarter 2024 compared to the year ago period. The Company’s container volume in the fourth quarter 2024 also increased 7.2 percent year-over-year due to seasonally stronger freight demand. The elevated freight rates in the fourth quarter 2024 were supported by a resilient U.S. economy and a stable consumer demand environment coupled with tighter supply chain conditions. The Company expects elevated freight rates to continue into the first quarter 2025. Beyond the first quarter, the Company expects freight rates will largely be driven by the timing of trade flow normalization in the Red Sea, other geopolitical factors, supply chain activity and the trajectory of the U.S. economy. With respect to the Red Sea, assuming trade conditions normalize by the middle of the year, the Company expects freight rates to moderate in the second half of the year. However, if the Red Sea remains disrupted through year end, the Company expects freight rates to remain elevated throughout the year.

In Guam, the Company’s container volume in the fourth quarter 2024 decreased 10.0 percent year-over-year. The decrease was primarily due to lower demand from retail and food and beverage segments. In the near term, the Company expects Guam’s economy to grow modestly supported by a low unemployment rate and an increase in construction activity. For the full year 2025, the Company expects volume to be modestly higher than the level achieved last year.

In Alaska, the Company’s container volume for the fourth quarter 2024 increased 1.1 percent year-over-year. The increase was primarily due to higher northbound volume, partially offset by an additional sailing in the year ago period. In the near term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and continued oil and gas exploration and production activity. For the full year 2025, the Company expects volume to approximate the level achieved last year.

The loss in the fourth quarter 2024 from the Company’s SSAT joint venture investment was $9.5 million, or $13.6 million lower than the income of $4.1 million in fourth quarter 2023. The decrease was due to a $18.4 million impairment charge related to the write-down of a terminal operating lease asset, partially offset by higher year-over-year lift volume. On an after-tax basis, the impairment charge impacted fourth quarter 2024 net income and diluted EPS by $14.0 million and $0.42 per share, respectively. For 2025, the Company expects the contribution from SSAT to approximate the level achieved in 2024, without taking into account the $18.4 million impairment charge in the fourth quarter 2024.

Based on the outlook trends noted above, the Company expects Ocean Transportation operating income for the first quarter 2025 to be meaningfully higher than the $27.6 million achieved in the first quarter 2024. For full year 2025, the Company expects Ocean Transportation operating income to be largely driven by the timing of trade flow normalization in the Red Sea, other geopolitical factors, supply chain activity and the trajectory of the U.S. economy. Assuming trade conditions in the Red Sea normalize by the middle of the year and there are no significant changes from today in the other factors referenced above, the Company expects full year 2025 Ocean Transportation operating income to be moderately lower than the $500.9 million achieved in 2024. However, if trade conditions in the Red Sea remain disrupted through year end and there are no significant changes from today in the other factors noted above, the Company expects full year 2025 Ocean Transportation operating income to approach the level achieved in 2024.

Logistics: In the fourth quarter 2024, operating income for the Company’s Logistics segment was $10.1 million, or $1.2 million higher compared to the level achieved in the fourth quarter 2023. The increase was primarily due to a higher contribution from supply chain management. For 2025, the Company expects challenging business conditions for transportation brokerage for most of the year and a lower contribution from supply chain management, which the Company expects to lead to modestly lower operating income compared to the level achieved in 2024. For the first quarter 2025, the Company expects Logistics operating income to be modestly lower than the $9.3 million achieved in the first quarter 2024.

Consolidated Operating Income: For the first quarter 2025, the Company expects consolidated operating income to be meaningfully higher than the $36.9 million achieved in the first quarter 2024. For full year 2025, the Company expects consolidated operating income to be largely driven by the timing of trade flow normalization in the Red Sea, other geopolitical factors, supply chain activity and the trajectory of the U.S. economy. Assuming trade conditions in the Red Sea normalize by the end of the first half of the year and there are no significant changes from today in the other factors referenced above, the Company expects full year 2025 consolidated operating income to be moderately lower than the $551.3 million achieved in 2024. However, if trade conditions in the Red Sea remain disrupted through year end and there are no significant changes from today in the other factors noted above, the Company expects full year 2025 consolidated operating income to approach the level achieved in 2024.

Depreciation and Amortization: For full year 2025, the Company expects depreciation and amortization expense to be approximately $200 million, inclusive of dry-docking amortization of approximately $26 million.

Interest Income: The Company expects interest income for the full year 2025 to be approximately $31 million.

Interest Expense: The Company expects interest expense for the full year 2025 to be approximately $7 million.

Other Income (Expense): The Company expects full year 2025 other income (expense) to be approximately $9 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the fourth quarter 2024, the Company’s effective tax rate was 19.1 percent. For the full year 2025, the Company expects its effective tax rate to be approximately 22.0 percent.

Capital and Vessel Dry-docking Expenditures: For the full year 2024, the Company made capital expenditure payments excluding new vessel construction expenditures of $214.5 million, new vessel construction expenditures (including capitalized interest and owner’s items) of $95.6 million, and dry-docking payments of $30.2 million. For the full year 2025, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $120 to $140 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $305 million, and dry-docking payments of approximately $40 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2024 compared with 2023

	Three Months Ended December 31,
(Dollars in millions)	2024	2023	Change
Ocean Transportation revenue	$742.1	$639.7	$102.4	16.0%
Operating costs and expenses	(604.7)	(573.3)	(31.4)	5.5%
Operating income	$137.4	$66.4	$71.0	106.9%
Operating income margin	18.5%	10.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	34,800	35,400	(600)	(1.7)%
Hawaii automobiles	7,000	10,100	(3,100)	(30.7)%
Alaska containers	18,000	17,800	200	1.1%
China containers	37,400	34,900	2,500	7.2%
Guam containers	4,500	5,000	(500)	(10.0)%
Other containers (2)	4,300	4,700	(400)	(8.5)%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $102.4 million, or 16.0 percent, during the three months ended December 31, 2024, compared with the three months ended December 31, 2023. The increase was primarily due to significantly higher freight rates in China and higher volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased 1.7 percent primarily due to lower general demand; Alaska volume increased 1.1 percent primarily due to higher northbound volume, partially offset by an additional sailing in the year ago period; China volume was 7.2 percent higher due to seasonally stronger freight demand; Guam volume decreased 10.0 percent primarily due to lower demand from retail and food and beverage segments; and Other containers volume decreased 8.5 percent.

Ocean Transportation operating income increased $71.0 million, or 106.9 percent, during the three months ended December 31, 2024, compared with the three months ended December 31, 2023. The increase was primarily due to significantly higher freight rates in China, the timing of fuel-related surcharge collections, and higher volume in China, partially offset by a lower contribution from SSAT and higher direct cargo expense (primarily in the China service) and general and administrative expenses.

The Company’s SSAT terminal joint venture investment incurred a loss of $9.5 million during the three months ended December 31, 2024, compared to income of $4.1 million during the three months ended December 31, 2023. The decrease was due to a $18.4 million impairment charge related to the write-down of a terminal operating lease asset, partially offset by higher year-over-year lift volume.

Ocean Transportation — Year ended December 31, 2024 compared with 2023

	Years Ended December 31,
(Dollars in millions)	2024	2023	Change
Ocean Transportation revenue	$2,809.7	$2,477.0	$332.7	13.4%
Operating costs and expenses	(2,308.8)	(2,182.2)	(126.6)	5.8%
Operating income	$500.9	$294.8	$206.1	69.9%
Operating income margin	17.8%	11.9%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	140,700	144,000	(3,300)	(2.3)%
Hawaii automobiles	30,400	39,400	(9,000)	(22.8)%
Alaska containers	80,500	80,000	500	0.6%
China containers	144,100	140,700	3,400	2.4%
Guam containers	18,800	20,100	(1,300)	(6.5)%
Other containers (2)	17,000	17,500	(500)	(2.9)%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $332.7 million, or 13.4 percent, during the year ended December 31, 2024, compared with the year ended December 31, 2023. The increase was primarily due to significantly higher freight rates in China, higher freight rates in the domestic tradelanes, and higher volume in China, partially offset by lower domestic tradelane volume.

On a year-over-year FEU basis, Hawaii container volume decreased 2.3 percent primarily due to lower general demand; Alaska volume increased 0.6 percent due to higher general demand, partially offset by one less northbound sailing; China volume increased 2.4 percent due to stronger seasonal volume in the fourth quarter 2024 and one additional sailing; Guam volume decreased 6.5 percent primarily due to lower general demand; and Other containers volume decreased 2.9 percent.

Ocean Transportation operating income increased $206.1 million, or 69.9 percent, during the year ended December 31, 2024, compared with the year ended December 31, 2023. The increase was primarily due to significantly higher freight rates in China, higher freight rates in the domestic tradelanes, and higher volume in China, partially offset by higher operating costs and general and administrative expenses.

The Company’s SSAT terminal joint venture investment incurred a loss of $1.0 million during the year ended December 31, 2024, compared to income of $2.2 million during the year ended December 31, 2023. The decrease was due to an impairment charge related to the write-down of a terminal operating lease asset in the fourth quarter 2024 of $18.4 million, partially offset by higher lift volume.

Logistics — Three months ended December 31, 2024 compared with 2023

	Three Months Ended December 31,
(Dollars in millions)	2024	2023	Change
Logistics revenue	$148.2	$149.2	$(1.0)	(0.7)%
Operating costs and expenses	(138.1)	(140.3)	2.2	(1.6)%
Operating income	$10.1	$8.9	$1.2	13.5%
Operating income margin	6.8%	6.0%

Logistics revenue decreased $1.0 million, or 0.7 percent, during the three months ended December 31, 2024, compared with the three months ended December 31, 2023. The decrease was primarily due to lower revenue in transportation brokerage, partially offset by higher revenue in supply chain management.

Logistics operating income increased $1.2 million, or 13.5 percent, during the three months ended December 31, 2024, compared with the three months ended December 31, 2023. The increase was primarily due to a higher contribution from supply chain management.

Logistics — Year ended December 31, 2024 compared with 2023

	Years Ended December 31,
(Dollars in millions)	2024	2023	Change
Logistics revenue	$612.1	$617.6	$(5.5)	(0.9)%
Operating costs and expenses	(561.7)	(569.6)	7.9	(1.4)%
Operating income	$50.4	$48.0	$2.4	5.0%
Operating income margin	8.2%	7.8%

Logistics revenue decreased $5.5 million, or 0.9 percent, during the year ended December 31, 2024, compared with the year ended December 31, 2023. The decrease was primarily due to lower revenue in transportation brokerage, partially offset by higher revenue in supply chain management.

Logistics operating income increased $2.4 million, or 5.0 percent, during the year ended December 31, 2024, compared with the year ended December 31, 2023. The increase was primarily due to a higher contribution from supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $132.8 million from $134.0 million at December 31, 2023 to $266.8 million at December 31, 2024. As of December 31, 2024, there was $642.6 million of cash and cash equivalents and investments in fixed-rate U.S. Treasuries in the Capital Construction Fund. Matson generated net cash from operating activities of $767.8 million during the year ended December 31, 2024, compared to $510.5 million during the year ended December 31, 2023. Capital expenditures (including capitalized vessel construction expenditures) totaled $310.1 million for the year ended December 31, 2024, compared with $248.4 million for the year ended December 31, 2023. Total debt decreased by $39.7 million during the year to $400.9 million as of December 31, 2024, of which $361.2 million was classified as long-term debt.1 As of December 31, 2024, Matson had available borrowings under its revolving credit facility of $643.9 million.

During the fourth quarter 2024, Matson repurchased approximately 0.2 million shares for a total cost of $31.8 million. As of December 31, 2024, there were approximately 0.8 million shares remaining in the Company’s share repurchase program. For the full year 2024, Matson repurchased approximately 1.6 million shares for a total cost of $201.0 million. Matson’s Board of Directors also declared a cash dividend of $0.34 per share payable on March 6, 2025 to all shareholders of record as of the close of business on February 6, 2025.

Teleconference and Webcast

A conference call is scheduled on February 25, 2025 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter and full year results.

Date of Conference Call:	Tuesday, February 25, 2025
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Participants may register for the conference call at:

https://register.vevent.com/register/BI0b3e3bfd4fb54811a8a455a99c38160a

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; capital and vessel dry-docking expenditures; volume, freight rates and demand; trade flow normalization in the Red Sea; geopolitical factors; tariffs and trade; trajectory of the U.S. economy; business conditions for transportation brokerage; contributions from supply chain management; economic growth and drivers in Hawaii, Alaska and Guam; population growth; discretionary income; interest rates; tourism levels; unemployment rates; construction activity; jobs growth; inflation; oil and gas exploration and production activity; contribution from SSAT; impairment charge at SSAT; vessel transit times; refleeting initiatives; timing and amount of milestone payments and related costs; delivery dates for new vessels; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; our relationship with customers and vendors and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unanticipated dry-docking or repair costs; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile, disruptions of the credit markets, changes in interest rates and our future financial performance; our ability to access the debt capital markets; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Operating Revenue:
Ocean Transportation	$742.1	$639.7	$2,809.7	$2,477.0
Logistics	148.2	149.2	612.1	617.6
Total Operating Revenue	890.3	788.9	3,421.8	3,094.6

Costs and Expenses:
Operating costs	(652.5)	(644.4)	(2,565.9)	(2,470.7)
(Loss) Income from SSAT	(9.5)	4.1	(1.0)	2.2
Selling, general and administrative	(80.8)	(73.3)	(303.6)	(283.3)
Total Costs and Expenses	(742.8)	(713.6)	(2,870.5)	(2,751.8)

Operating Income	147.5	75.3	551.3	342.8
Interest income	10.3	9.8	48.3	36.0
Interest expense	(1.4)	(2.4)	(7.5)	(12.2)
Other income (expense), net	1.8	1.6	7.3	6.4
Income before Taxes	158.2	84.3	599.4	373.0
Income taxes	(30.2)	(21.9)	(123.0)	(75.9)
Net Income	$128.0	$62.4	$476.4	$297.1

Basic Earnings Per Share	$3.87	$1.80	$14.14	$8.42
Diluted Earnings Per Share	$3.80	$1.78	$13.93	$8.32

Weighted Average Number of Shares Outstanding:
Basic	33.1	34.7	33.7	35.3
Diluted	33.7	35.1	34.2	35.7

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$266.8	$134.0
Other current assets	342.8	468.3
Total current assets	609.6	602.3
Long-term Assets:
Investment in SSAT	84.1	85.5
Property and equipment, net	2,260.9	2,089.9
Goodwill	327.8	327.8
Intangible assets, net	159.4	176.4
Capital Construction Fund	642.6	599.4
Other long-term assets	511.0	413.3
Total long-term assets	3,985.8	3,692.3
Total assets	$4,595.4	$4,294.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	520.7	522.6
Total current liabilities	560.4	562.3
Long-term Liabilities:
Long-term debt, net of deferred loan fees	350.8	389.3
Deferred income taxes	693.4	669.3
Other long-term liabilities	338.8	273.0
Total long-term liabilities	1,383.0	1,331.6

Total shareholders’ equity	2,652.0	2,400.7
Total liabilities and shareholders’ equity	$4,595.4	$4,294.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2024	2023	2022
Cash Flows From Operating Activities:
Net income	$476.4	$297.1	$1,063.9
Reconciling adjustments:
Depreciation and amortization	153.1	142.2	139.2
Amortization of operating lease right of use assets	133.7	142.0	153.0
Deferred income taxes	20.9	19.6	90.2
(Gain) Loss on disposal of property and equipment	(2.3)	0.6	(1.5)
Share-based compensation expense	26.5	23.8	18.3
Loss (Income) from SSAT	1.0	(2.2)	(83.1)
Distributions from SSAT	14.0	—	47.3
Other	(10.3)	(0.5)	2.1
Changes in assets and liabilities:
Accounts receivable, net	9.8	(10.9)	74.6
Deferred dry-docking payments	(30.2)	(24.1)	(25.7)
Deferred dry-docking amortization	27.2	25.3	24.9
Prepaid expenses and other assets	94.8	33.5	(45.2)
Accounts payable, accruals and other liabilities	(5.6)	10.9	(31.7)
Operating lease assets and liabilities, net	(139.5)	(144.8)	(154.1)
Other long-term liabilities	(1.7)	(2.0)	(0.3)
Net cash provided by operating activities	767.8	510.5	1,271.9

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(95.6)	(52.9)	(62.4)
Capital expenditures (excluding vessel construction expenditures)	(214.5)	(195.5)	(146.9)
Proceeds from disposal of property and equipment, net	5.9	1.2	1.2
Payments for asset acquisitions	(0.8)	(12.4)	(3.0)
Cash and interest deposits into Capital Construction Fund	(120.7)	(128.5)	(582.8)
Withdrawals from Capital Construction Fund	89.6	49.9	64.6
Net cash used in investing activities	(336.1)	(338.2)	(729.3)

Cash Flows From Financing Activities:
Repayments of debt	(39.7)	(76.9)	(111.5)
Dividends paid	(44.8)	(45.0)	(48.0)
Repurchase of Matson common stock	(199.1)	(155.2)	(397.0)
Tax withholding related to net share settlements of restricted stock units	(17.6)	(12.6)	(20.1)
Net cash used in financing activities	(301.2)	(289.7)	(576.6)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	130.5	(117.4)	(34.0)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	136.3	253.7	287.7
Cash, Cash Equivalents and Restricted Cash, End of the Year	$266.8	$136.3	$253.7

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$266.8	$134.0	$249.8
Restricted Cash	—	2.3	3.9
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$266.8	$136.3	$253.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$5.9	$11.1	$16.2
Income tax paid, net of income tax refunds	$(26.5)	$7.5	$215.2

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$7.9	$10.8	$5.5
Non-cash payments for intangible asset acquisitions	$—	$2.7	$2.2

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		December 31,
(In millions)		2024	2023	Change
Net Income		$128.0	$62.4	$65.6
Subtract:	Interest income	(10.3)	(9.8)	(0.5)
Add:	Interest expense	1.4	2.4	(1.0)
Add:	Income taxes	30.2	21.9	8.3
Add:	Depreciation and amortization	39.7	35.8	3.9
Add:	Dry-dock amortization	6.2	6.7	(0.5)
EBITDA (1)		$195.2	$119.4	$75.8

		Years Ended
		December 31,
(In millions)		2024	2023	Change
Net Income		$476.4	$297.1	$179.3
Subtract:	Interest income	(48.3)	(36.0)	(12.3)
Add:	Interest expense	7.5	12.2	(4.7)
Add:	Income taxes	123.0	75.9	47.1
Add:	Depreciation and amortization	153.1	142.2	10.9
Add:	Dry-dock amortization	27.2	25.3	1.9
EBITDA (1)		$738.9	$516.7	$222.2

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.